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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No.____)*


                               MaxWorldwide, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   577940 10 9
                        ---------------------------------
                                 (CUSIP Number)


                                  August 13, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|  Rule 13d-1(b)
           |_|  Rule 13d-1(c)
           |X|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

--------------------------------------------------------------------------------
CUSIP No. 577940 10 9                                          Page 2 of 5 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
          1.  Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only).

              William M. Apfelbaum
--------------------------------------------------------------------------------

          2.  Check the Appropriate Box if a Member of a Group (See
              Instructions)

              (a)  |_|
              (b)  |X|
--------------------------------------------------------------------------------

          3.  Sec Use Only


--------------------------------------------------------------------------------
          4.  Citizenship or Place of Organization

              United States of America
--------------------------------------------------------------------------------

                     5.  Sole Voting Power

                         0
                     -----------------------------------------------------------
Number of            6.  Shared Voting Power
Shares
Beneficially             2,379,681
Owned by             -----------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person                   2,379,681
With:                -----------------------------------------------------------
                     8.  Shared Dispositive Power

                         0
--------------------------------------------------------------------------------
          9.  Aggregate Amount Beneficially Owned by Each Reporting Person

              2,379,681
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |X|


--------------------------------------------------------------------------------
         11.  Percent of Class Represented by Amount in Row (9)

              9.7%
--------------------------------------------------------------------------------
         12.  Type of Reporting Person (See Instructions)

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 577940 10 9                                          Page 3 of 5 Pages
--------------------------------------------------------------------------------


Item 1(a).  Name of Issuer:

     MaxWorldwide, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     4499 Glencoe Avenue
     Marina del Rey, California 90292

Item 2(a).  Name of Person Filing:

     William M. Apfelbaum

Item 2(b).  Address of Principal Business Office:

     c/o MaxWorldwide, Inc.
     4499 Glencoe Avenue
     Marina del Rey, California 90292

Item 2(c).  Citizenship:

     U.S.A.

Item 2(d).  Title of Class of Securities:

     Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

     577940 10 9

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

     Not applicable.

--------------------------------------------------------------------------------
CUSIP No. 577940 10 9                                          Page 4 of 5 Pages
--------------------------------------------------------------------------------


Item 4.     Ownership

            (a) Amount Beneficially Owned:  2,379,681

            (b) Percent of Class:  9.7%

            (c) Number of Shares as to which such person has:

                (i)   sole power to vote or direct the vote:  0
                (ii)  shared power to vote or direct the vote:  2,379,681
                (iii) sole power to dispose or direct the disposition of:
                      2,379,681
                (iv)  shared power to dispose or to direct the disposition of: 0

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

Item 9.     Notice of Dissolution of Group

            Not Applicable

--------------------------------------------------------------------------------
CUSIP No. 577940 10 9                                          Page 5 of 5 Pages
--------------------------------------------------------------------------------


Item 10.    Certification


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          August 19, 2002
                                                    ---------------------------
                                                               Date

                                                     /s/ William M. Apfelbaum
                                                    ---------------------------
                                                            Signature

                                                       William M. Apfelbaum
                                                    ---------------------------
                                                            Name/Title


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)